EXHIBIT 99.1

National Western Life Group, Inc. Announces Completion of Acquisition of Ozark National Life Insurance Company

Austin, Texas, February 1, 2019 - Ross R. Moody, Chairman, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today that its wholly owned subsidiary, National Western Life Insurance Company (“National Western” or “NWLIC”), has completed its previously announced acquisition of Ozark National Life Insurance Company (“Ozark National”) and N.I.S. Financial Services, Inc. (“N.I.S.”), effective January 31, 2019, following the receipt of regulatory approvals. Under the terms of the Stock Purchase Agreement entered into on October 3, 2018, NWLIC paid CNS Corporation cash in an aggregate amount of approximately $205.5 million in exchange for all of the outstanding stock of Ozark National and N.I.S.

Commenting on the consummation of the agreement, Mr. Moody stated, “The completion of the acquisition of Ozark National represents an important milestone toward achieving National Western’s strategic growth plans and expanding its life insurance sales.”

Kitty Kennedy Nelson, President and Chief Operating Officer of NWLIC, indicated, “We are delighted to add to our organization a company possessing the track record of success and profitability such as Ozark National and look forward to leveraging our combined strengths for even greater success in the future.”

Tim Emerson, President of Ozark, said, “The culture and history of National Western Life is very similar to Ozark, and this acquisition provides Ozark with a great opportunity to expand and grow our product sales while keeping the operations at home in Kansas City.”

Ozark National and N.I.S. both will continue to be based in Kansas City, Missouri. Founded in 1964, Ozark National does business in thirty states and has life insurance inforce of over $6 billion. N.I.S. is an affiliated broker-dealer of Ozark National.

National Western Life Group, Inc. (“Company”) is the parent organization of NWLIC. Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. NWLIC has 276 employees and approximately 33,500 contracted independent agents, brokers, and consultants. At September 30, 2018, the Company maintained consolidated total assets of $12.1 billion, stockholders' equity of $1.9 billion, and life insurance inforce of $19.0 billion.

Caution Regarding Forward-Looking Statements
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include the risks that the Company will be unable to successfully close and integrate the acquisition of Ozark National and that Ozark National may be unable to continue growing and achieving profitability, as well as other factors that can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements are made, and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.